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                                                                     Exhibit 5.1

Soligen Technologies, Inc.
19468 Londelius St.
Northridge, CA  91324


                               September 28, 2001


        RE: 1,500,000 SHARES OF COMMON STOCK OF SOLIGEN TECHNOLOGIES, INC. (THE "COMPANY")

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 1,500,000 shares of Common Stock (the "Shares"), which may be issued pursuant to the Soligen Technologies, Inc. 1993 Stock Option Plan, as amended (the "Plan"). We have examined the Registration Statement and such other documents and records of the Company as we have deemed relevant and necessary for the purposes of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the Shares that will be issued pursuant to the Plan, upon the due execution by the Company and the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

        This opinion is dated as of the date hereof.

                                                   Very truly yours,



                                                   GARVEY, SCHUBERT & BARER



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